Exhibit 10.45

Teamshare Incentive Program

I.Definitions

As used in this document:

“Applicable Base Pay” shall mean the eligible employee’s annual salary rate plus shift differential, subject to adjustment based on all other eligibility requirements and administrative rules.

“Committee” shall mean the Compensation and Human Capital Management Committee of the Board of Directors (or any successor committee with oversight of executive compensation).

“Dollar General” or the “Company” means Dollar General Corporation and its subsidiaries (excluding DolgenMX, S.A. de C.V. and any other DG Mexico subsidiaries).

“Eligible Employee” shall mean those employees meeting all of the criteria set forth in (a) and (b) of Section III below.

“IRS” refers to the Internal Revenue Service.

“Merit Effective Date” shall mean April 1 of the applicable Performance Period or, if later, the applicable date of the annual merit increase.

“Performance Period” refers to the applicable fiscal year.

“Senior Officers” shall include all officers at or above the level of Senior Vice President.

“Teamshare” shall mean this Teamshare Incentive Program as established by the Committee.

II.	Teamshare Overview

The Committee has established the terms of Teamshare set forth herein, which provides each Eligible Employee an opportunity to receive a cash bonus payment equal to a certain percentage of his or her Applicable Base Pay based upon Dollar General’s achievement of one or more pre-established performance measures for a specified Performance Period as determined each year by the Committee, which measures may be financial, strategic, operational or other measures and may be objective, subjective or a combination thereof. When more than one performance measure is selected, the Committee shall determine the applicable weight to be assigned to each of the selected measures.

The Committee shall establish target performance levels, and may establish threshold and maximum performance levels, for each selected performance measure. No Teamshare payment may be made for a selected performance measure unless the threshold performance level (which may be the target performance level) is achieved for such performance measure. The amount payable to each Eligible Employee if the Company reaches the target performance level(s) is equal to a specified percentage of the Eligible Employee’s Applicable Base Pay as determined by the Committee for

Senior Officers and by executive management for all other Eligible Employees at the time the details of each year’s Teamshare are approved, subject to adjustment for performance ranging from threshold to maximum, if applicable, and subject to individual performance adjustment and the individual maximum, as further discussed under Section III below. Teamshare payments for performance below or above, in each case when applicable, the applicable target levels for each performance measure are prorated on a graduated scale, subject to any threshold level and maximum limit.

The performance measures and related details for a specified Performance Period as determined by the Committee will be set forth on an Appendix attached hereto.

For Eligible Employees who are also eligible to participate in the Company’s CDP/SERP Plan, the Teamshare payment may be deferred in accordance with a written election by the participant in accordance with the terms of the Company’s CDP/SERP Plan, as such CDP/SERP Plan may be amended and/or restated from time to time.

III.	Determination of Bonuses
(a)	Eligibility to Participate in Teamshare. To be eligible to participate in Teamshare, a participant must:
i.	Be an active regular employee (whether full-time or part-time) who is a (A) U.S. store support center (SSC) employee (excluding any employee who is eligible to participate in the Dollar General Media Network Sales Incentive Plan), (B) U.S. field employee (excluding store employees, field hourly employees, and those eligible for the retail incentive plan), (C) U.S. distribution center (DC) salaried employee, or (D) international Dollar General Global Sourcing (DGGS) employee during the Performance Period; and
ii.	Start employment with the Company no later than January 15 during the Performance Period; and
iii.	Be employed with the Company through the last day of the Performance Period and, unless otherwise required by law, on the date on which the Teamshare payment is made, in each case unless the employee dies after the beginning of the Performance Period and prior to the date on which the Teamshare payment is made (in which case the estate of such employee will be eligible to receive the Teamshare payment, prorated if applicable pursuant to Sections IV(b) and IV(c)).

(b)	Eligibility to Receive Bonus Payment:

If the Company achieves at least the threshold (or target, if serving as the threshold) performance level of any performance measure, each employee who meets the requirements set forth in Section III(a) above, will become eligible to receive a bonus payment; provided, however, that any employee who fails to comply with the Code of Business Conduct and Ethics during the fiscal year shall not be deemed eligible to receive a bonus payment regardless of his or her performance rating.

(c)	Adjustments to Bonus Payments to Eligible Employees:

If an employee is determined to be eligible to receive a bonus payment in accordance with the eligibility rules outlined immediately above, adjustments to the bonus payment may be made only as follows, subject to Section IV below:

i.	Bonuses for Eligible Employees shall be calculated based on results of the selected performance measures versus the pre-established targets and weightings, but may be adjusted upward or downward based upon individual performance or other factors as determined by executive management, except only the Committee may approve such upward or downward adjustments for any Senior Officer or related party.

ii.	In no event may an individual payment exceed $10.0 million.

iii.	In no event may the aggregate amount paid under Teamshare exceed the earned bonus pool (which is the total amount earned for the Performance Period based on the percentages of Applicable Base Pay for all Eligible Employees and the actual performance of the Company (before adjustment for individual eligibility and performance), in each case as determined for the Performance Period).

(d)	CEO Discretion to Distribute Unallocated Funds:

Bonuses that are not allocated out of the earned bonus pool are subject to distribution at the discretion of the Chief Executive Officer of the Company, except that only the Committee may authorize the distribution of any unallocated bonus amounts to any Senior Officer or related party.

IV.	Administrative Rules
(a)	Each Eligible Employee’s Teamshare payment is computed as a percentage of the Applicable Base Pay.
(b)	The Applicable Base Pay used for Teamshare from the beginning of the Performance Period to the Merit Effective Date will be the Eligible Employee’s base pay rate as of the Merit Effective Date. However, Teamshare payments will be prorated (i) for an Eligible Employee’s death after the beginning of the Performance Period, based on the number of days the Eligible Employee was employed by the Company during the Performance Period, and/or (ii) to account for an Eligible Employee hired after the beginning of the Performance Period, based on the number of days the Eligible Employee was employed by the Company during the Performance Period and/or (iii) to account for changes to an Eligible Employee’s position, pay, individual target, shift differential, part-time or full-time status, and active or inactive status that occur during the Performance Period, based on the number of days the applicable element applies during the Performance Period.
(c)	Teamshare payments will be prorated to exclude leaves of absence during the Performance Period (unless otherwise required by law).
(d)	Teamshare payments will be made no later than April 15 following the end of the Performance Period.
(e)	Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s performance goals or progress towards such goals. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.
(f)	No member of the Committee or the Board of Directors, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of Teamshare.
(g)	Eligible Employees who terminate from the Company and are rehired during the same Performance Period will be eligible under Teamshare from the date of rehire, unless the employee is rehired within 30 days from the date of termination, in which case service will be bridged. Employees who are rehired after 30 days forfeit any incentive amount earned during the fiscal year prior to termination (unless otherwise required by state law).
V.	Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, the Company will withhold federal income taxes at the supplemental rate.  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g., health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount. Certain state laws require incentive payments be held for up to 30 days after the check date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

VI.	Clawback

As a condition of receiving payment of an award under Teamshare, each participant’s rights, payments, and benefits with respect to such award shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by the Securities and Exchange Commission or any applicable national exchange, law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Company’s Board of Directors or the Committee, including but not limited to the Company’s Amended and Restated Incentive Compensation Recovery Policy (as may be amended or replaced from time to time).

APPENDIX

[YEAR] Teamshare Incentive Program

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